Exhibit 99.2

Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
Company▲	Ticker▲	Event Type▲	Date▲

   PARTICIPANTS

Corporate Participants

Joe Frank Sanderson – Chairman & Chief Executive Officer

D. Michael Cockrell – CFO, Treasurer, Director & Head-Investor Relations

Lampkin Butts – President, Chief Operating Officer & Director

Other Participants

Christine Lee McCracken – Analyst, Cleveland Research Co.

Farha Aslam – Analyst, Stephens, Inc.

Brett M. Hundley – Analyst, BB&T Capital Markets

Rohan M. Patkar – Analyst, KeyBanc Capital Markets

Vincent Andrews – Analyst, Morgan Stanley & Co. LLC

Katya Voronchuk – Analyst, Sidoti & Co. LLC

  MANAGEMENT DISCUSSION SECTION

Operator: Good day, and welcome to the Sanderson Farms, Inc. Fourth Quarter Fiscal 2012 Conference Call. Today’s conference is being recorded. At this time for opening remarks and introductions, I’d like to turn the conference over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you. Good morning, and welcome to Sanderson Farms fourth quarter and year-end conference call. This morning, we reported net income of $9.3 million or $0.41 per share for our fourth fiscal quarter of 2012. During the fourth quarter of last year, we lost $21.6 million, or $0.97 per share. For the year ended October 31, 2012, we reported net income of $53.9 million, or $2.35 per share. For fiscal 2011, we reported a net loss of $127.1 million, or $5.74 per share. If you did not receive a copy of the release and the accompanying financial summary, they are available on our website at www.sandersonfarms.com.

Before we continue, I’ll ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition and prospects of the company. Examples of forward-looking statements include statements about future production levels, grain costs, poultry prices, and economic conditions. The actual performance of the company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our press release and in the annual report on Form 10-K for the year ended October 31, 2102, which was filed with the SEC this morning. All forward-looking statements speak only as of today and are based on our current expectations, beliefs and assumptions, and those could change quickly based on many external factors affecting our business. We undertake no obligation to update or to revise forward-looking statements.

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you, Mike.

Fiscal 2012 was a challenging year for Sanderson Farms. Overall, poultry markets were much improved for the year compared to fiscal 2011, while grain cost and flocks sold when all was said and done were up only slightly for the full fiscal year compared to last year. Our net sales for the full year of $2.386 billion, a 20.6% increase over fiscal 2011 were another record for Sanderson Farms.

Despite operating at reduced levels for the entire fiscal year as a result of the challenging market conditions we face, both our live production division and our processing plants ran well. Also, we continue to ramp up production at the Kinston, North Carolina plant during the first half of the year, and reached near full capacity at that new plant after Easter.

We look forward to the new opportunities that Kinston plant will provide for Sanderson Farms for years to come. While our 2012 financial results reflect improved, but still challenging market conditions, our balance sheet remained strong. We made significant progress toward reducing our outstanding debt during the year, reducing long-term debt by approximately $140 million during the last three quarters of the year.

Our net debt-to-cap ratio of below 20% has our balance sheet in position to resume our growth strategy as soon as market conditions allow. While we have room to improve our performance, I am grateful for the efforts of our growers and employees during this past fiscal year, and look forward to working with them to capture the opportunities available to us during the coming year.

With that introduction, I’ll ask Lampkin and Mike to provide details on the quarter. And I will return after they finish to discuss grain and answer your questions.

Lampkin Butts, President, Chief Operating Officer & Director

Thank you, Joe, and good morning. Overall, market conditions improved during the quarter compared to our fourth quarter last year. The average Georgia Dock price during our fourth quarter was approximately 7.7% higher than last year’s fourth quarter, averaging $0.955 for the quarter. For the year, the Georgia Dock averaged $0.931 per pound, which represented a 7.3% increase over the $0.867 per pound average during fiscal 2011.

The Georgia Dock price is currently a record high of $0.975 per pound, and has remained at record high levels all year. As many of you know, the Georgia Dock price is a good indicator of the supply and demand dynamics for products sold to retail grocery stores. The balance of supply and retail grocery demand has held relatively steady through most of the past three fiscal years. The Georgia Dock price needs to move higher still, however, to offset current grain costs.

Bulk leg quarter prices were approximately 1% lower during the quarter compared to last year’s fourth quarter, but increased approximately 16.7% for the year. Urner Barry market prices for leg quarters averaged $0.488 per pound during the fourth quarter, $0.50 per pound for the year, and the current Urner Barry quote is $0.49 per pound.

Despite several challenges during the year, including the threat of punitive tariffs on United States chicken exports to Mexico and the continuing tariffs to which our products are subject in China, export demand remained relatively strong during the year and overall poultry exports for calendar 2012 were up 4.3% through October compared to last year. While the market for boneless breast remained relatively soft through the year and the quarter, prices improved compared to last year.

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
Company▲	Ticker▲	Event Type▲	Date▲

Prices during our fourth quarter were higher by 11.6% when compared to the fourth quarter a year ago. The quoted market price for boneless averaged $1.45 per pound during the fourth quarter and $1.40 per pound for the fiscal year. Urner Barry market price for boneless breast is currently $1.36 per pound. Softness in the boneless breast market continues to reflect stubborn weakness in the market for almost all protein consumed away from home. This includes the demand for white meat from all of our food service customers including both our casual dining customers and our food service distributors.

Wings have been a bright spot in the chicken markets all year. Jumbo wing prices during our fourth quarter averaged $1.71 per pound, up 71.7% from the average of $1 per pound during last year’s fourth quarter. For the year, jumbo wing prices were higher by 81.2% from an average of $0.87 per pound during fiscal 2011 to an average of $1.58 per pound during fiscal 2012.

The current Urner Barry quote for jumbo wings is $1.74 per pound. When you roll all of this together, our average sales price for poultry products during the full fiscal year was higher by $0.1083 per pound compared to last year, increasing 16.2% for the year ended October 31, 2012, when compared to the year ended October 31, 2011. This increase of $0.108 per pound in our average sales price per chicken offset slightly by a $0.005 per pound increase in our feed cost in broilers processed, contributed to significantly improved operating margins in our chicken business this fiscal year compared to last year.

Our cash cost for corn delivered to our feed mills during this year’s fourth quarter were higher than last year’s fourth quarter, increasing 11.6%, while the cost for delivered soybean meal increased 39.7% during our fourth quarter compared to last year.

For the year, we paid $50.6 million more for feed grain compared to fiscal 2011. Remember that there is a lag in the time it takes for the cost of feed delivered to our mills to show up in our cost of goods sold because we recognize the cost of grain when chickens that eat that grain are processed. The spike in grain cost we experienced in August was evident in chicken processed and sold in October. As a result, our feed cost per pound in broiler flocks processed were higher by $0.03 or 7.5% during this year’s fourth quarter compared to a year ago.

For the year, feed cost and broilers processed were higher by $0.005 per pound or 1.4%. We continue to believe market conditions improved during 2012 as a result of lower production, and that the improvement had little to do with demand. Breeder chick placement so far during calendar 2012 have been down an average of 3% per month when compared with 2011 and the projected breeder flock for May of 2013 is down 3.3% compared to 2012. Until two weeks ago, egg set numbers ran even with or below last year’s numbers. Egg sets and incubators – egg set and incubators as reported by the USDA through last week averaged 194 million eggs per week during calendar 2012 compared to 199 million during 2011 and 205.6 million per week in 2010.

We competed well in the industry during 2012 in terms of operating efficiencies. That said, we have room for improvement as always, and we will work hard this year to improve all of our operations and our sales execution. Toward that end, as we do every year, we met with all of our key managers Thanksgiving week to review our deficiencies during 2012 and to identify areas we can improve during 2013.

Like Joe, I am grateful for everyone associated with Sanderson Farms, our employees, growers, customers and vendors and look forward to the New Year. At this point, I’ll turn the call over to Mike for discussion of the quarter’s financial results.

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
Company▲	Ticker▲	Event Type▲	Date▲

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Lampkin. Our financial performance during the quarter and the year reflects the improved market environment described by Joe and Lampkin. Net sales for the quarter totaled $648.4 million, up from $559.8 million for the same quarter during fiscal 2011. The increase in net sales for the quarter reflects a 15.4% increase in our average sales price for poultry products compared to last year and an increase in poultry pounds sold of 1.8%. The increase in poultry pounds sold was partially offset by a 3 million pound decrease or 21.9% in sales of prepared chicken pounds.

Our cost of sales of poultry products for the quarter ended October 31 increased 10.1% when compared to the same quarter last year. This increase is a result of 1.8% more poultry pounds sold and higher grain cost during the quarter. For the fiscal year, net sales totaled $2.386 billion, up 20.6% from $1.978 billion in fiscal 2011. Cost of sales for the year increased 6.1% compared to a year ago and totaled $2.213 billion. Our average sales price of poultry products during fiscal 2012 was up 16.2% compared to last year and the average cost per pound in our poultry business increased to $0.01 or 1.3% compared to last year, reflecting higher grain cost.

For the year, feed grain cost comprised 53.5% of our cost of goods sold, the same percentage as during fiscal 2011. In our Prepared Foods business, we sold 8.2 million fewer pounds this year, a 15% decrease and also realized $0.03 per pound less in our sales price, a 1.6% decrease.

During this year’s fourth fiscal quarter, we processed $776 million pounds of dressed poultry and sold 788.7 million pounds. We processed 2.959 billion pounds during fiscal 2012 and we sold 2.952 billion pounds.

For those for you modeling 2013, we currently expect to process 2.93 billion pounds of dressed chicken during fiscal 2013, which would represent a 1.1% decrease in pounds processed compared to 2012. If we run our plants as expected, those pounds would be processed as follows: 684 million pounds in the first quarter, 736 million pounds in the second quarter, 753 million pounds in both the third and fourth quarters. Of course these projections as you know are subject to change as a result of weather, changes in target live weights, market conditions and other factors. And these also reflect the production cuts that we described on our August call.

SG&A expenses for fiscal 2012 were up $4.9 million compared to $11 million. This increase was due to the accrual of an ESOP contribution during 2012 which was absent during 2011. These expenses also reflect a $2 million increase in administrative salaries and other general office expenses.

At the end of our fiscal year, our balance sheet reflects stockholders’ equity of $550.1 million and net working capital of $262.2 million. Our current ratio was 2.9 to 1. Our total debt at year-end was $161 million, and our total debt-to-cap ratio was 22.6% at October 31. Our net debt-to-cap ratio was 19.5%. For the year, we spent $49.2 million on CapEx projects and we paid $15.6 million in dividends.

For the fiscal year, interest expense was $9.2 million, an increase from the $6.4 million in interest expense for last year and reflects higher outstanding average debt.

Our effective tax rate we expect going forward would be 35.5%, and this year it was 37.7%. We now expect our CapEx for 2013 to be approximately $40 million, and we’ll fund that with cash on hand, internally generated working capital, cash flows from operations, and as needed, liquidity provided by our revolving credit facility. The company has a $500 million unsecured revolver, of which $380.7 million was available to us at the end of the year. Our depreciation and amortization during 2012 was $60 million, and we currently expect about $59.6 million for 2013.

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
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Effective October 4, 2012, we did amend our revolving credit facility to do several things. First, the amendment removed the geographic limitations on new facilities and will now allow the company to build new facilities anywhere in the United States rather than limit those plants to the states of North Carolina and Georgia. The amendment also reduced our net worth requirement to $400 million effective October 31, 2012. And the amendment increased the interest rate on outstanding amounts by 25 basis points. Unless extended, the revolver will expire in February 2016, and it remains unsecured.

With that, I’ll turn the call back over to Joe for comments about our grain strategy and other matters.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you, Mike. Our feed grain costs during fiscal 2012 were only slightly higher than during 2011, but moved significantly higher during our fourth fiscal quarter and remained higher to-date. While grain market prices have come down from their highs in August, market prices for both corn and soybean meal remain well above historical average.

If we had locked in prices for all of our needs for fiscal 2013, including what we’ve already priced at current values, that is of using the Chicago Board of Trade contract prices for current and future needs as it closed last night, our cost of grain during fiscal 2013 would be $116.4 million higher than during fiscal 2012. While that estimate is based on yesterday’s cash market price for grain, I caution anyone building a model that prices have been volatile and I expect that volatility to continue. I reported to you on our August call that we had priced none of our 2013 needs as of that date, but would be looking for opportunities during the harvest to begin pricing some of our needs for fiscal 2013.

We have now priced only a portion of our corn and soybean meal needs through January. When final harvest numbers are known and reported in the USDA’s January report, the trade will know what supply side of both corn and bean balance sheets will look like going forward and both will be historically tight. It remains to be seen what these high prices will do to the demand side of the balance sheet.

Indications are that protein production will be lower and there is some evidence ethanol production will also be lower. Many moving parts have remained on the demand side going forward including export demand. I agree with Lampkin that market conditions continue to reflect weakness and consumer spending and lower consumption of protein away from home. I also continue to be believe we will not see meaningful demand improvement for chicken at food service until Americans begin getting their jobs back in large numbers and gain some confidence that macroeconomic conditions are improving and that Washington is making progress on the fiscal and debt issues facing the country.

While I don’t have a crystal ball for 2013, I believe fundamental principles of economics will ultimately cost protein splash be balanced with demand at levels that allow producers to earn revenues sufficient to offset the higher cost we face. Exactly when and how that happens is unknowable.

I also believe retail grocery demand will remain steady. Because we expect food service demand will remain weak until macroeconomic conditions improve, we will maintain our reduced production levels to better balance our production with customers demand as supported on our August call. We currently plan to leave that reduction in place through 2013.

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
Company▲	Ticker▲	Event Type▲	Date▲

There are five things we are watching closely as we start the new fiscal year. First, we are keeping a close eye on South American grain crops. As of today, the corn and soy crops in Brazil and the rest of South America are getting in the ground pretty much on schedule. There are few places too wet or too dry, but overall the crop is progressing on schedule. A really good crop out of South America will likely take some pressure off of American exports. So, while the influence is not like to be large, the quality and quantity of the South American crops will influence to grain board in the United States.

Second, we have an eye on Washington in the political debate regarding the country’s fiscal health. We recalled a significant negative impact to contentious debate regarding the debt ceiling had on American consumers in August of 2011, and we are hopeful that is not repeated. We’re also hopeful that a successful resolution of the current debate might actually spur some optimism and relief among consumers to celebrate by going out to eat.

Third, we will be carefully watching the planning intentions report next March. American farmers have every incentive to plant corn and soybeans on every available acre and we believe they will.

Fourth, we will of course watch the development of the 2013 crops. We have had three consecutive below trend line yields of corn and soybeans in the United States. A normal trend line yield on expected corn acres will go a long way toward repairing the corn balance sheet, while more work will remain to rebuild soy stocks. However, we would be happy with a normal year. A band busting year of course would be a bonus.

Finally and to a much lesser extent, we will keep an eye on the European financial situation. While it doesn’t impact us directly, serious problems with the European economies or European bank crisis could spill over on our shores and dampen our recovery. Anything that impacts the amount of disposable income American consumers have to spend will impact our industry.

Despite the headwinds we have faced this year, I remain optimistic for the long-term. Our balance sheet is strong. We have significantly reduced our debt. And the company is in a position to continue our growth strategy when market conditions allow. I am anxious to demonstrate our optimism and confidence in the long-term success of Sanderson Farms with a considerable investment in a new complex that will add value for our investors, opportunities for our employees, and high quality products for new customers.

We hope to be in a position to announce location of the next plant soon. We are committed to continue to grow our company to add value for our shareholder and opportunities for our employees, and I am ready to do that. No matter of the market conditions, we will continue to focus on those things we can control and manage the others as best we can.

With that, we will now take your questions.

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
Company▲	Ticker▲	Event Type▲	Date▲

   QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] We’ll take our first question from Christine McCracken with Cleveland Research.

<Q – Christine McCracken – Cleveland Research Co.>: Good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Christine McCracken – Cleveland Research Co.>: Nice quarter there. I think a little better than we expected. Joe, when we look out into the first half and considering where feed costs are going to be, why is it that you’re maybe less optimistic? We’re seeing, I think, chicken pricing averaging a little better than we would have expected this time a year and you mentioned a number of things that are driving demand, sure. But why not compete in proteins? You’ve got lower per capita or domestic per capita availability here, why wouldn’t chicken prices maybe be a little better to the first half?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, we do think chicken prices are going to be a little better. We think, just as soon as we get pass Christmas, the next move is going to be up in pricing. We are going to have the headwind of feed growing costs, but we believe that come 1st of January that we’re probably going to see an increase in the Georgia Dock for sure and we’re going to see improvements in boneless and probably wings. How far that’s going to go we don’t know, that’s not knowable, but we absolutely believe we’re going to see price improvements right past Christmas.

<Q – Christine McCracken – Cleveland Research Co.>: In your discussions with customers, is the higher ground beef prices now having an impact on breast meat demand do you think or is it kind of – is it just too much protein on the market that might be holding things back?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think breast meat is just seasonal right now. But this is just a normal seasonal thing with breast meat. We’re going to have more breast meat ads breaking at retail. I guess the first week of January right after the Christmas holiday, we’re going to have – and I think it’s going to pull the – all breast meat. I don’t think that has anything to do with ground beef. I think it’s going to be more than I recall all happening at one time.

<Q – Christine McCracken – Cleveland Research Co.>: And then finally just weights have been a lot higher than we would have expected here seasonally. Wondering is that going to put any pressure on boneless do you think or is it just a function of the new crop or the better weather?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think our weights have been up tremendously, I think it’s strictly because of weather. But – did I not see on the last frozen inventory, the breast inventories went down.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, they did. Yes.

<A – Joe Sanderson – Sanderson Farms, Inc.>: So I don’t think it’s caused any problem yet. I don’t think that was by design either. I think it just happened because of weather. It did – no, we did not try to do that. We have actually had to run some Saturdays to get our age down, to get the weights down, they were too big for our plants to run and too big for our customers, frankly.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Yeah, Christine, this is Mike. We ran about 4% – a little over 4% more pounds than we got it to on our third quarter, because we had both more head and more – higher weight, but it was all the function of the weight. We had to run on Saturday. That increased a little bit the number of head that we processed relative to our estimate and our weights were higher, and my guess is everybody else experienced the same thing.

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
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<Q – Christine McCracken – Cleveland Research Co.>: All right. Thanks.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You bet.

Operator: We’ll take our next question comes from Farha Aslam with Stephens.

<Q – Farha Aslam – Stephens, Inc.>: Hi, good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Farha Aslam – Stephens, Inc.>: Joe, could you comment on what you’re seeing in recent egg sets trends? They’re pretty much plus or minus 2% any given week. Your thoughts about current production and how that’s sort of translate into pricing going into the spring?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think – I don’t know what to make of this last week’s egg sets, we kind of think that was – that might be restated tomorrow. This 190 million eggs, I don’t know what to make of that. But I’m – if this fiscal cliff thing is resolved and taxes are not raised on everybody and there is a sense of relief in – I’m right now kind of fairly comfortable with where we are, with this 194 million eggs per week or 195 million eggs per week number. We’re not going to know till we get there, but we are a bit more optimistic about the economy over the year that is going to start healing a little bit we believe particularly in the second half of the year.

So, I don’t know – it’s about the same number we had a year ago. And markets, after we got out of the first quarter, that got to be okay, and we started making some money. So – and if you get a little improvement in the economy, I feel okay about it.

<Q – Farha Aslam – Stephens, Inc.>: So, even though we don’t have – with no production, because you’re thinking maybe we’ll have one quarter of negative earnings for Sanderson and then probably by the April quarter, we could be back in the black in terms of earnings?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I’ve told you I didn’t have a crystal ball. It kind of depends on the – it could, it could.

<Q – Farha Aslam – Stephens, Inc.>: It could. And then kind of going back to what you think is more a normal earnings level, essentially we need a good crop to get to that level, in your mind; so that’s going to be more of a fiscal 2014 event?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah. I mean, this year it was not normal earnings level. This was waste of time, 2012. Having all these assets and earning a little over $2 is not very exciting for me.

<Q – Farha Aslam – Stephens, Inc.>: Okay. And perhaps my last question is just sort of a debate going on about wing prices and kind of that $2 level, do you think wings break that $2 level and do you think that you’re going to see demand destruction beyond $2, if it goes beyond there? Or are wing supplies is truly tight and that’s just going to be a price that the market can bear?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I wouldn’t. In the past when wings got really truly hot and high, other products found themselves on to menus like boneless wings, boneless breast, chicken tenders. [ph] Half (33:10) prices will cure [ph] high (33:11) prices. And I’m – I don’t know what the ceiling is, but I am guessing that these restaurant owners will find something else put on the menu when – if they’re not making margins, they might go to $2 but my guess is they won’t stay there very long.

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
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<Q – Farha Aslam – Stephens, Inc.>: Okay. Great. Thank you so much for the added color.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You bet.

Operator: We’ll take our next question from Heather Jones at BB&T Capital Markets.

<Q – Brett Hundley – BB&T Capital Markets>: Hi. Good morning, gentlemen. This is Brett Hundley standing in for Heather.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning, Brett.

<Q – Brett Hundley – BB&T Capital Markets>: Joe, I mean, you indeed seem more cautious on your feed costs outlook than some others that we’ve talked to, and I was just wondering if you could just color [indiscernible] (34:20)?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Tell me about being cautious, what are you talking about?

<Q – Brett Hundley – BB&T Capital Markets>: Well, it appears to me that maybe you’re more concerned with feed costs moving higher or staying at sustained increased levels.

<A – Joe Sanderson – Sanderson Farms, Inc.>: I’m just reading what the board is. I mean, board’s at $7.20 bushel for corn this morning and soybean meal is $430 a ton, I believe – $447 a ton right now, I’m not concerned about, that is just fact.

<Q – Brett Hundley – BB&T Capital Markets>: Are you – would you say that you’re more confident in feed cost coming down? Or do you place a greater emphasis on some of the risks out there potentially moving feed costs higher from here?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No. I don’t have any kind of read like that. I’m just watching the South American weather and actually we need 12 to 15 inches rain across the Midwest before April 1. They are still in the drought in the Midwest. We got to have subsoil moisture restoration in the Midwest before they get to planning. So I’m just aware of; I’m not cautious.

<Q – Brett Hundley – BB&T Capital Markets>: Okay, thanks for clarifying that. Can you talk a little bit about what you guys are seeing from a basis standpoint right now? And to be clear, have you – you talked about covering through January, is that basis as well?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yes. We have actually booked some corn basis, a lot of it through May and a little bit through July. We have not bought any soy. Because of the inversion in the soy, we’ve been unable to book any soy past January. They will not sell you March. None of the processors will sell you March or May. They’ll only sell it to you off the January board. They will not sell it to you off the March board because the values are lower into March and into May and into July. So we can’t buy it. But we have booked some corn forward, no soy yet.

And then, as far as values, the values are very strong on corn. They’re very high. They are about double normal. They are similar to what they were last summer, but they are double. They are double what we are used to seeing. And that – what that translates into is normally that would be $0.55 in the Mississippi and they are double that, they are about $1 in the Mississippi.

<Q – Brett Hundley – BB&T Capital Markets>: Do you think some of that’s related to you developing issues along the river at all?

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Sanderson Farms, Inc.	SAFM	Q4 2012 Earnings Call	Dec. 18, 2012
Company▲	Ticker▲	Event Type▲	Date▲

<A – Joe Sanderson – Sanderson Farms, Inc.>: No, this – mainly it’s due to the people we buy from are having to pay the farmers. We don’t get anything off the river. Ours come from rail. It’s a shortage in Illinois. All of our Mississippi corn normally comes from Illinois. Our East Coast stuff comes out of Indiana and Ohio and probably last summer, our East Coast, Georgia and Carolina had to come out of Iowa and Michigan and Minnesota. And Texas is a little bit – Texas isn’t as high, relatively speaking. It’s high, but not as high as those others because Texas has a lot more local corn and it’s coming out of Iowa and Kansas and it’s not – but it’s just – the main producing states where we get ours is just not going to run out of corn in the summer, particularly number two corn.

<Q – Brett Hundley – BB&T Capital Markets>: Okay. And I just have one other question on pricing. I think it’s an important discussion and obviously with blended pricing was – blended chicken pricing was stronger than a lot of people have expected this fall and the year-on-year strength has started to moderate a little bit. But you seem pretty confident that you talked about how pricing should start to move higher post the holiday season here. And I just want to ask if there is any required catalyst out there that may not develop and that could disappoint as far as pricing moving higher or if indeed you feel pretty confident again that pricing is going to take another leg up there?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think the first thing that could disappoint would be out of Washington. If they do not come to some accommodation and there is a malaise that settles over people because of that, if taxes go up and takes income out of peoples’ pockets, if – I think that would be the first thing that I would think of that could cause consumer spending and therefore pricing to not – not to develop like we think it might.

<Q – Brett Hundley – BB&T Capital Markets>: Okay. Thank you.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You bet.

Operator: We’ll take our next question from Akshay Jagdale with KeyBanc Capital Markets.

<Q – Rohan Patkar – KeyBanc Capital Markets>: Hi. Good morning. This is Rohan Patkar on for Akshay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good.

<Q – Rohan Patkar – KeyBanc Capital Markets>: Hey, so given where your balance sheet is you guys said that you would continue your growth strategy once market conditions improve. Can you please help us understand what we should be looking for, I mean, for you to resume your production plans? So does gross profit need to be at a certain level? Any color would be great?

<A – Joe Sanderson – Sanderson Farms, Inc.>: The main thing is we need to have a good crop in the bin. When we talk about market conditions, we’re primarily talking about we need to have a good crop in the bin and corn and soybean meal need to be at reasonable levels. We don’t need to have a – we’re looking down at $7.5 corn and $425 soybean meal. That’s the primary. We don’t need to have a huge potential challenge to our balance sheet when we embark on a building campaign. That’s the primary one.

<Q – Rohan Patkar – KeyBanc Capital Markets>: Okay. And then just one question regarding pounds. So your pounds processed in the quarter came in higher than what you had guided to and I guess in general this year your pounds process seems to be higher than your guidance. Can you help us understand why this is the case? And how should we think about that going forward?

<A – Mike Cockrell – Sanderson Farms, Inc.>: Good morning. This is Mike. How are you?

<Q – Rohan Patkar – KeyBanc Capital Markets>: Hi.

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<A – Mike Cockrell – Sanderson Farms, Inc.>: Good. A couple of things. During the quarter, we had guided to 757.5 million pounds and we processed 776 million. And as I mentioned earlier, that came really from two places. We processed more head than we anticipated and our weights were higher. As Joe said a few minutes ago, we had to run on some Saturdays to try to keep live weights down. You bring them out of the field earlier and we ended up processing more head than we thought. And the live weights, even doing that, the live weights remained higher than we had anticipated. And then a little bit of it came from a little bit higher and better yields than we had projected in our numbers in August.

<Q – Rohan Patkar – KeyBanc Capital Markets>: Okay. So, in your 2013, you are saying 2.93 billion dressed chicken. That number, you guys have taken this into consideration, right?

<A – Mike Cockrell – Sanderson Farms, Inc.>: As best we can. As best we can, yes.

<Q – Rohan Patkar – KeyBanc Capital Markets>: Okay. Perfect. Thank you.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Thank you.

Operator: We’ll take our next question from Vincent Andrews with Morgan Stanley.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: Thank you. Good morning, everyone.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning, Vincent.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: I just want to follow-up on the grains question. And you know you talked about sort of the five things that you’re looking out for some of which involve grains, primarily South America and then later on you mentioned really what I want to talk about, which is the sort of the situation in the Midwest, which is, I don’t think well understood, but the drought is probably worse in many areas today than it was at all during the growing season. So I’m just trying to square that what sort of – it seems like you guys in your models are sort of assuming a trend line yield for next year. And assuming we don’t correct this subsoil moisture condition over the winter with some combo of snow and rain. I mean, at what point does that become a serious concern for you and fall into those top five things that you’re watching out for?

<A – Joe Sanderson – Sanderson Farms, Inc.>: It becomes a concern every month. We’ll look at – we follow our drought monitor every month. We talk to our grain advisor every week. We are totally fully aware. We have no model, but we follow that every week, every month. We know what’s going on. We know how much they need and we were – they got rain this week. We’re tickled to death about that and we’re fully aware of that. And that’s the point I was trying to make a while ago.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: Okay. Thanks very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You bet.

Operator: We’ll take our next question from Katya Voronchuk with Sidoti & Company.

<Q – Katya Voronchuk – Sidoti & Co. LLC>: Good morning. Just a follow-up question. So your guidance for the first quarter of 2013 remains unchanged from your last conference call. And I’m just wondering if the same factors that have boosted your fourth quarter sales volume may also kind of carry over into the first quarter?

<A – Lampkin Butts – Sanderson Farms, Inc.>: Not so much. I mean, it could. The primary reason during the fourth quarter was we had such a mild fall, the weather down here was perfect across all of our operations and our live weights, the chickens just – they performed very well in that type of environment. It’s going to be cold in January, I suspect...

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<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, it’s 68 degrees today and it’s going to be 72 degrees tomorrow.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Well, that’s true.

<A – Joe Sanderson – Sanderson Farms, Inc.>: And chickens are still growing great.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Yeah, they are.

<A – Joe Sanderson – Sanderson Farms, Inc.>: This is abnormal weather for us. It’s supposed to be 52 degrees today and it’s 68 degrees.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Yeah – we just – we can’t really predict that. That’s why I always hedge my bets. We project as best we can. We know how many head we’re going to set for and process and we know what our target weights are. We don’t build much into that in the winter just because historically the chickens don’t put on weight, like they do the fall. But Joe is exactly right. It depends on weather and we can’t predict that, just like we can’t predict rain in the Midwest.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Or heat in the summer.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Okay. That’s right.

<A – Joe Sanderson – Sanderson Farms, Inc.>: We actually had a milder summer than we had in 2011.

<A – Lampkin Butts – Sanderson Farms, Inc.>: We did.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah. Yeah.

<A – Lampkin Butts – Sanderson Farms, Inc.>: But we didn’t lose the weight in the summer we normally do.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Right.

<Q – Katya Voronchuk – Sidoti & Co. LLC>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: But we tried to.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yes.

<Q – Katya Voronchuk – Sidoti & Co. LLC>: Okay. And given that the company did not record an inventory adjustment at the end of October, would it be fair to assume that you are at this time expecting to remain profitable in the first quarter of 2013?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Very good catch.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Very good question, and on the operating line, yes. We make the decision about the inventory adjustment based on the operating line, not the net income line, and right now, yes, through today, we actually ran the number again last Friday and through Friday on an operating basis that’s correct.

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<Q – Katya Voronchuk – Sidoti & Co. LLC>: Okay. Great. And then just on exports, I know exports declined by 6% year-over-year in October, particularly due to lower sales volumes to Hong Kong. And I believe there is a new regulation coming, the effect that basically will restrict shipments of poultry products going to China through Hong Kong. Is that something that may have an effect on your export volumes going forward?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We don’t. We do not anticipate that, no. We’ve got products going direct to China now and it’s going fast. Exports for the industry are up 4% year-to-date and very steady and balanced going into January, so we’re not aware of any issues that would affect the exports at this time.

<Q – Katya Voronchuk – Sidoti & Co. LLC>: Okay. And another follow-up question on prices. Just looking at the retail shelf, it seems that chicken may be losing its position as the cheapest protein. Do you think there may be some pushback coming from the customers that may eventually put pressure on the volumes, just overall, not specific to, like, the wings or breast prices?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No, we don’t. We don’t think we’re pushing the envelope on any prices for any of the chicken categories. The wings at food service are at an all-time high and you could, if you get above $2, see some pushback there, but we’re not saying anything at retail.

<Q – Katya Voronchuk – Sidoti & Co. LLC>: Okay, okay. And just last question. In the last quarterly call you guided for 38.8% tax rate for the fourth quarter versus the actual that we have now of 31.8%, and I am just wondering, what is the reason for discrepancy?

<A – Mike Cockrell – Sanderson Farms, Inc.>: In the fourth quarter, actually we made – when we filed our third quarter results, of course, we had to estimate what we thought we were going to do in the fourth quarter to get to that tax rate. And we actually projected more of a breakeven kind of quarter for purposes of that estimate and we made money, so that changed the rate. And next year, as I described in August, we had – there was the amortization of some stock compensation issues. We’re kind of making this year’s tax rate look unusual, next year we’re guiding toward a more normalized tax rate.

<Q – Katya Voronchuk – Sidoti & Co. LLC>: Okay. Okay. Thank you. And again, congratulations on a great quarter.

<A – Mike Cockrell – Sanderson Farms, Inc.>: Thank you.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: [Operator Instructions] We’ll take our next question from [ph] Kent Razo (51:13) with Bank of Montreal.

<Q>: Hey, good morning, everyone.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q>: I had just a couple of quick questions. One is, what do you guys think the actual production outlook for 2013 is going to be? For the whole industry?

<A – Joe Sanderson – Sanderson Farms, Inc.>: For the industry? What’s it running now?

<Q>: Yeah.

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<A – Lampkin Butts – Sanderson Farms, Inc.>: Year-to-date we are running about 1% less head on the heavier chicken. And going into next year, we are right at, we are anywhere from percent behind to even. Summer production to a percent behind it may be a heavier bird.

<A – Joe Sanderson – Sanderson Farms, Inc.>: If the industry is profitable, they are going to bump it for the summer.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Yeah. That’s true.

<A – Joe Sanderson – Sanderson Farms, Inc.>: They’ll do like they did in 2010, where they bumped – no 2011, 2011, 2011, they’ll bump it for the summer, particularly as the economy is seen to be improved.

<A – Lampkin Butts – Sanderson Farms, Inc.>: We don’t know what everybody else is doing, [ph] Kent (52:24). We know what we do and can’t predict what anybody else is going to set. That’s, they will make those decisions themselves.

<Q>: So, I guess, what I’m trying to figure out is, if we get a normal crop, just normal weather, everything is generally – not bumper, not a disaster, just kind of — would you guys believe that you can get to a historical average margin in 2014 or is it because of the production cuts aren’t fully happening, is there some sort of dent to that idea? I’m just trying to figure it out of how you guys think about it because from our point of view it looks like the rest of the industry has done almost as good as you not quite, but has moved in the right direction. So we’re worried that maybe the normalized numbers won’t come as quickly. Just kind of could you balance my thoughts out a little bit?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, we absolutely believe you get to normal, I mean, if you get what Vincent said is right, you’ve got to get the rain now and you’ve got to get it in the summer. We got to get both of them, some of both, you don’t have to get 15 inches, but you’ve got to get some this winter and then you’ve got to get normal rain in the summer. And then you get to normal earnings in 2014, I think. There is a limit on what – because of this breeder, I am assuming that there is some resolution either now or shortly after the first of the year of this debt and tax situation. Some, I don’t know what it’s going to be, but some – something and it – it’s not ground zero. It’s – somehow they come to some resolution and you get something of a crop. If those two things happen, then you get to normalized earnings in 2014 and that ought to happen. And you get a better economy, and there is a limit to production because of the breeder flock.

<Q>: Another question just I have, is your relative performance to the industry – I know you guys get to see agri stats a lot better than we do. Have you seen any change relative to your competition that the degree to which you guys are outperforming is narrowing or expanding? Is there room for you to re-expand that difference?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yes, there is room for us to expand the difference. Well, with that – the new plant and the performance – cranking the new plant and the sales out of the new plant, in 2010 we were right where – we were in the top 10% of the industry. As soon as we cranked that new plant, we came right out of the top 10% of the industry and now it’s time for us to get back in the top.

<A – Lampkin Butts – Sanderson Farms, Inc.>: And volumes, running our plants there.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah and we are not running full capacity and that it’s harder to hit all your cost when you are running 6% below capacity all the time. But, yes, we can.

<Q>: Well, I appreciate. Thank you very much.

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<A – Joe Sanderson – Sanderson Farms, Inc.>: You bet.

Operator: And at this time, we have no other questioners in queue.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you all for spending time with us this morning and on behalf of everybody at Sanderson Farms, we wish you all a Happy Hanukkah, a Merry Christmas, and a happy prosperous and peaceful New Year. Thank you all.

Operator: And that does conclude today’s conference. Again, thank you for your participation today.

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